Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of our report, dated January 29, 2002, on the consolidated financial statements of Union Bankshares Corporation as of December 31, 2001, and for each year of the three year period ended December 31, 2001. We also consent to the reference made to us under the caption “Experts” in the prospectus constituting a part of this registration statement.

/s/    Yount, Hyde & Barbour, P.C.

Winchester, Virginia
December 19, 2002